Exhibit 5.1

1460 El Camino Real | 2nd floor | Menlo Park | CA | 94025-4110 WWW.SHEARMAN.COM | T +1.650.838.3600 | F +1.650.838.3699

July 19, 2017

The Board of Directors
ALJ Regional Holdings, Inc.

244 Madison Avenue, PMB #358

New York, NY 10016

ALJ Regional Holdings, Inc.

Form S-3

Ladies and Gentlemen:

We have acted as counsel to ALJ Regional Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on July 19, 2017, and each amendment thereto, including the documents incorporated by reference therein (the “Registration Statement”), relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by certain selling stockholders named therein of 1,466,667 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), as described in the prospectus forming a part of the Registration Statement (the “Prospectus”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement.
(b)	The Prospectus.
(c)

The Restated Certificate of Incorporation of the Company (as amended by the First Amendment to the Restated Certificate of Incorporation of the Company, the “Certificate of Incorporation”) and the Restated Bylaws of the Company, each as amended through the date hereof.

(d)

The originals or copies of such other corporate records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

ABU DHABI  |  BEIJING  |  BRUSSELS  |  DUBAI  |  FRANKFURT  |  HONG KONG  |  LONDON  |  MENLO PARK  |  MILAN  |  NEW YORK  |  PARIS  |  ROME  |  SAN FRANCISCO  |  SÃO PAULO  |  SAUDI ARABIA*  |  SHANGHAI  |  SINGAPORE  |  TOKYO  |  TORONTO  |  WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS *DR. SULTAN ALMASOUD & PARTNERS IN ASSOCIATION WITH SHEARMAN & STERLING LLP

In our review and otherwise for the purpose of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

Our opinions set forth above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is delivered to you in connection with the filing of the Registration Statement.  This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

CMF/YH

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